UNITED STATES
                SECURITIES EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549


                         FORM 10-12G/A


                        MEDIC MEDIA INC.
    (Exact name of registrant as specified in its charter)


 Delaware                                  133944580
----------------------                 ------------------
State of Incorporation                 IRS Employer ID No.


590 Madison Avenue, New York, NY            10022
--------------------------------       ------------------
Address of principal Executive Offices     Zip Code


Registrant's Telephone Number    (212) 521-4497

Check here whether the issuer (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                Yes       X          No_______

As of April 30, 1998, the following shares of the Registrant's common stock were issued and outstanding:

     Voting common stock                          10,000,000


Traditional Small Business Disclosure  (check one):
                    Yes    X     No

INDEX

Item 1.  DESCRIPTION OF BUSINESS. . . . . . . . . . . . . . . . 3

Item 2.  FINANCIAL INFORMATION . . . . . . . . . . . . . . . . 14

Item 3.  DESCRIPTION OF PROPERTY . . . . . . . . . . . . . . . 23

Item 4.  SECURITY OWNERSHIP OF CERTAIN
         BENEFICIAL OWNERS AND MANAGEMENT . . . . . . . . . . .23

Item 5.  DIRECTORS AND EXECUTIVE OFFICERS. . . . . . . . . . . 24

Item 6.  EXECUTIVE COMPENSATION. . . . . . . . . . . . . . . . 24

Item 7.  CERTAIN RELATIONSHIPS AND RELATED
         TRANSACTIONS. . . . . . . . . . . . . . . . . . .. . .26

Item 8.  LEGAL PROCEEDINGS . . . . . . . . . . . . . . . . . . 27

Item 9.  MARKET FOR COMMON EQUITY AND
         RELATED STOCKHOLDER MATTERS.. . . . . . . . . . . . . 27

Item 1.   DESCRIPTION OF BUSINESS

HISTORY AND ORGANIZATION

MEDIC MEDIA INC., (the "Company") was organized incorporated on November 18, 1996 under the laws of the State of Delaware having the stated purpose of engaging in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

The initial objective of the Company was to develop a major medical communications company in North America. This mission was to be realized by using a range of information pathways, including a nationally distributed health and medicine magazine, a broadcast television program and an Internet site on the World Wide Web. The Company performed a Regulation D 504 Offering of 1,000,000 shares at $.01 per share to obtain funds for the growth and realization of the Company's business plan. The Offering was successful and 1,000,000 shares were placed. Notwithstanding the foregoing, the Company's initial management failed in its efforts to successfully expand the Company and chose to pursue other options. The current management were brought to the Company to pursue alternative business opportunities, and after due consideration, it was decided that the Company's best opportunity would be to merge with or acquire an existing entity. The majority of shares of the Company's common stock were acquired on June 23, 1997 by Technology Finance Ltd. This entity, based in the, United Kingdom, along with Melchrisea Holdings Ltd., based in Gibraltar now own approximately 63.5% of the Company's outstanding shares of common stock.

The Company is considered a development stage company and its principal business purpose is to locate and consummate a merger or acquisition with a private entity. Because of the Company's current status having no assets and no recent operating history, in the event the Company does successfully acquire or merge with an operating business opportunity, it is likely that the Company's present shareholders will experience substantial dilution and there will be a probable change in control of the Company.

The selection of a business opportunity in which to participate is complex and risky. Additionally, as the Company has only limited resources, it may be difficult to find favorable opportunities. There can be no assurance that the Company will be able to identify and acquire any business opportunity which will ultimately prove to be beneficial to the Company and its shareholders. The Company will select any potential business opportunity based on management's business judgment.

The Company voluntarily filed a registration statement on Form 10 in order to make information concerning itself more readily available to the public. Management believes that a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act") could provide a prospective merger or acquisition candidate with additional information concerning the Company. In addition, management believes that this might make the Company more attractive to an operating business opportunity as a potential business combination candidate. As a result of filing its registration statement, the Company is obligated to file with the Commission certain interim and periodic reports including an annual report containing audited financial statements. The Company intends to continue to voluntarily file these periodic reports under the Exchange Act even if its obligation to file such reports is suspended under applicable provisions of the Exchange Act.

Any target acquisition or merger candidate of the Company will become subject to the same reporting requirements as the Company upon consummation of any such business combination. Thus, in the event that the Company successfully completes an acquisition or merger with another operating business, the resulting combined business must provide audited financial statements for at least the two most recent fiscal years or, in the event that the combined operating business has been in business less than two years, audited financial statements will be required from the period of inception of the target acquisition or merger candidate.

The Company has no recent operating history and no representation is made, nor is any intended, that the Company will be able to carry on future business activities successfully. Further, there can be no assurance that the Company will have the ability to acquire or merge with an operating business, business opportunity or property that will be of material value to the Company.

Since the original filing of the Form 10, the company entered into a non-binding Letter of Intent Agreement with Automotive Facilities Corporation, ("AFC") a Delaware Corporation, to negotiate a definitive written acquisition Agreement, with the goal of finalizing such definitive written acquisition agreement, by December 14, 1998. The purpose of such Agreement was to finalize the terms of a merger transaction wherein Medic
Media was to be the surviving corporation. The Company has now ceased its negotiations with AFC and no acquisition agreement was reached.


OPERATION OF THE COMPANY

Since the original filing of the Form 10, the company entered into a non-binding Letter of Intent Agreement with Automotive Facilities Corporation, ("AFC") a Delaware Corporation, to negotiate a definitive written acquisition Agreement, with the goal of finalizing such definitive written acquisition agreement, by December 14, 1998. The purpose of such Agreement was to finalize the terms of a merger transaction wherein Medic
Media will be the surviving corporation. A copy of that Letter of Intent Agreement is attached hereto as Exhibit 10.

As set forth in the Letter of Intent with AFC, the parties agreed that no definitive acquisition agreement would be entered until the Company had a market made in the Company's common stock. While AFC was attracted to the strengths of the Company's management, AFC required a merger candidate to be a reporting company to satisfy its intentions. However, AFC was not satisfied that the Company had not satisfactorily passed the no comment stage with the SEC after the filing of the initial Form
10. AFC indicated that it was not interested in pursuing a merger transaction with the Company because the Company cannot satisfy the needs of AFC to be a fully reporting company with a trading symbol, at this time. As a result of the foregoing, negotiations between the company and AFC have ceased and the company will not conduct any negotiations in the future with AFC or consummate a merger or business acquisition with AFC.

The Company is not aware of any news articles, press releases, wire release, etc., which may have appeared in the last six months concerning the Company, its business or services.

There is no trading activity in the Company's common stock.

The Company has also entered into a Letter of Engagement with First London Securities Corporation ("First London"), a company based in the State of Texas, to act as its financial advisor and to furnish Investment Banking Services to the Company. A copy of that Letter of Engagement is attached hereto as Exhibit 10. The Company's objective in retaining First London is to develop contacts and relationships within the investment community. The Company has not previously utilized any other financial advisors or consultants. The Company will utilize the services of First London as a market maker once there is a market in the Company's stock and the company has cleared the no comment stage with the SEC and becomes a fully reporting company. There can be no assurance however that the company will clear the no comment stage and that there will be a market in the Company's stock.

The Company has no recent operating history and no representation is made, nor is any intended, that the Company will be able to carry on future business activities successfully. Further, there can be no assurance that the Company will have the ability to acquire or merge with an operating business, develop sustaining business opportunities or acquire property that will be of material value to the Company. In the opinion of management, inflation has not and will not have a material affect on the operations of the Company as it does not currently have any significant assets, debt or income.

Because the Company lacks funds, it may be necessary for the officers and directors to either advance funds to the Company or to accrue expenses until such time as the Company begins to generate sufficient income to cover such expenses.

Management intends to hold expenses to a minimum and to obtain services on a contingency basis when possible. Further, the Company's directors will forego any compensation until such time as the Company begins to generate sufficient income to cover such
expenses.   However, if the Company engages outside advisors or
consultants in search for business opportunities, it may be necessary for the Company to attempt to raise additional funds. There is no assurance that the Company will be able to obtain additional funding when and if needed, or that such funding, if available, can be obtained on terms acceptable to the Company.

The Company, at this time, does not intend to use any employees, with the possible exception of part-time clerical assistance on an as-needed basis. Outside advisors or consultants will be used only if they can be obtained for minimal cost or on a deferred payment basis. Management is confident that it will be able to operate in this manner in its efforts to re-develop the Company's business opportunities during the next twelve months.

In the opinion of management, inflation has not and will not have a material effect on the operations of the Company until such time as the Company successfully completes an acquisition or merger. At that time, management will evaluate the possible effects of inflation on the Company as it relates to its business and operations following a successful acquisition or merger.

Management plans to independently investigate and research and, if justified, potentially acquire or merge with one or more businesses or business opportunities if the Company's management, in their professional opinion, deem it advantageous. To this, management retains broad discretion in its efforts.

The Company voluntarily filed a registration statement on Form 10 in order to make information concerning itself more readily available to the public. Management believes that a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act") could provide a prospective merger or acquisition candidate with additional information concerning the Company. In addition, management believes that this might make the Company more attractive to an operating business opportunity as a potential business combination candidate. As a result of filing its registration statement, the Company is obligated to file with the Commission certain interim and periodic reports including an annual report containing audited financial statements. The Company intends to continue to voluntarily file these periodic reports under the Exchange Act even if its obligation to file such reports is suspended under applicable provisions of the Exchange Act.


MANAGEMENT

Management expects to devote a minimal amount of time to the Company's activities and estimates that such time shall be approximately 5 hours per week.

The Company does not intend to issue any stock to management, promoters or their affiliates or associates, prior to a merger. In the event a merger is undertaken, then there is a possibility that additional stock may be issued as part of such merger agreement.

The management of the Company previously intended to promote another entity, Ascot Group and possible conflicts may have arisen. However, Ascot Group on December 21, 1998 entered into an Acquisition Agreement with another entity Bioenvision and, after closing the merger of that agreement, the promoters of the Company will no longer promote Ascot Group. To the best of the Company's knowledge, no conflicts will therefore exist for the promoters of the Company as the promoters would resign as the directors of Ascot Group. The shareholders of Medic Media and Ascot are different.

The Company has no current plans to issue securities prior to the identification of a merger candidate.

The Company intends to proceed to seek out a target company through its contacts and Letter of Agreement with First London Securities Corporation. The Company further intends to utilize First London Securities as a market maker for the Company's securities. The extent of First London's role as such market maker is defined in the Letter of Agreement between the Company and First London and, at this time, the Company does not intend to solicit or seek out any other entity to act as a market maker.

The Company's promoters and management have not been involved with any previous blank check offerings.



DISCUSSION ON PENNY STOCK REFORM ACT OF 1990

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Securities and Exchange Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ or a national securities exchange and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) averageannual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. The impact of the regulations applicable to penny stocks on the Company's securities is to reduce the market liquidity of the Company's securities by limiting the ability of broker/dealers to trade the Company's securities and the ability of purchasers of the Company's securities to sell their securities in the secondary market. The low price of the Company's Common Stock also has a negative effect on the amount and percentage of transaction costs paid by individual shareholders and the potential ability of the Company to raise additional capital by issuing additional shares. The primary reasons for these effects include the internal policies of certain institutional investors that prohibit the purchase of low-priced stocks, the fact that many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin and certain brokerage house policies and practices that tend to discourage individual brokers from dealing in low-priced stocks. In addition, since broker's commissions on low-priced stocks represent a higher percentage of the stock price than commissions on higher priced stocks, the current low share price of the Common Stock results in individual shareholders paying transaction costs that are a higher percentage of their total share value than would be the case if the Company's share price were substantially higher.

The Company intends to apply for listing on the OTC Bulletin Board as soon as it consummates a merger or acquisition and meets the eligibility requirements. There can be no assurance that at any time the Company would be able to satisfy some or all listing requirements or that any proposed reverse stock split will be approved by the shareholders or successfully implemented following such approval.


SELECTION OF OPPORTUNITIES

At the present, the Company does not intend to raise any capital through any public or private placement of its common stock. In the event that the Company finds a successful merger candidate, there is nothing in the Company's charter that the merger candidate cannot issue additional shares to raise additional funding for acquisitions.

The company has obtained an advance of funds from Technology Finance which is utilized to cover the statutory obligations of
the company.   The terms of advancement allow Technology Finance
to advance to the Company funds up to a limit of $50,000 to enable the Company to comply with statutory filings and to enable the Company to pursue the consummation of a potential merger/business combination. These funds will be repayable either in cash or securities upon the consummation of a merger/business combination.


FORM OF ACQUISITION

In the event the Company consummates a merger transaction or acquisition, the Company believes that there will be a change in
control in the Company.   The Company believes that any merger
would include the new issuance of common stock in the Corporation to a potential merger candidate followed by a reverse split of the Company's issued common stock thereby effectively passing control of the Company to the merged candidate.

The Company will not borrow funds for the purpose of funding payments to the Company's promoters, management or their affiliates or associates. Any funds borrowed by the Company will be utilized to pay statutory, legal and accountant fees expended by the Company. The Company does not foresee that any terms of sale of the shares presently held by officers and/or directors of the Company will also be afforded to all other shareholders of the Company on similar terms and conditions.

Management does not anticipate actively negotiating or otherwise consenting to the purchase of any portion of their common stock as a condition to or in connection with a proposed merger or acquisition. In such an instance, all shareholders are to be treated equally. This policy is upheld by the inclusion of a resolution of the Board of Director's of the Company, contained in the Company's minutes. In the event management wishes to actively negotiating or otherwise consenting to the purchase of any portion of their common stock as a condition to or in connection with a proposed merger or acquisition, this would need to be disclosed to the Board of Directors and entered into the Company's minutes. The company's shareholders will be afforded an opportunity to approve or consent to any particular stock buy-out transaction or merger.

The major shareholders of the Company, Technology Finance Ltd., and Melchrisea Holdings Ltd., own 39.5 percent and 24 percent, respectively, of the Company's outstanding shares of common stock. They are therefore capable of asserting influence over the management of the Company's affairs. Both entities will continue to exercise their voting rights to continue to elect the current directors to the Company's Board of Directors.

The Company has not adopted a policy relating to a cash finder's fee to anyone who finds a transaction which is consummated by the Company. The Company does not intend to issue securities (debt or equity) as a finder's fee. Finder's fees will not be payable to officers, directors or promoters of the company and no action. For this reason, no plan of action has currently been undertaken to prevent any conflict of interest regarding the payment of such fees to officers, directors or promoters of the company.

There is no present potential that the Company may acquire or merge with a business or company in which the Company's promoters, management or their affiliates or associates, directly or indirectly, have an ownership interest. Existing corporate policy does not permit such transactions, unless disclosed by the individual with such interest and consent to by the Board of Directors. This policy based upon an understanding between management and the Board of Directors. Management is unaware of any circumstances under which this policy, through its own initiative, may be changed.


YEAR 2000 DISCLOSURE

The Company is aware of the Year 2000 issue and states that it currently does not maintain any material active operations which it foresees will be impacted by the Year 2000 problem.
Management therefore does not anticipate that the company will be affected by this issue, financially or otherwise. This disclosure complies with the directives of the Securities and Exchange Commission, specifically Staff Legal Bulletin No. 5 (CF/IM), regarding Year 2000 issues.


BLUE SKY CONSIDERATIONS

After the Company's original business plan ceased, the Company became a "blank check" company as defined by the Securities and Exchange Commission. The SEC defines a blank check company as one which has no specific business or plan other than to consummate an acquisition of or merge into another business or entity. A number of states have enacted statutes, rules and regulations limiting the sale of securities of "blank check" companies in their respective jurisdictions. Additionally, some states prohibit the initial offer and sale as well as any subsequent resale of securities of shell companies to residents of their states. For this reason, management advises that any potential investor who has an interest in the Company should consult local Blue Sky counsel to determine whether the state within which that investor resides prohibits the purchase of shares of the Company in that jurisdiction.

Once the Company has acquired or merged with another entity, the Company will no longer be considered a "blank check" company. Additionally, shareholders of the Company have not entered into any "lock-up" letter agreement, which would prevent them from selling their respective shares of the Company's common stock until such time as the Company consummates a merger with or acquisition of another company.


GENERAL COMMENT ON THE AMENDMENT

In response to the first round of comments to the Form 10 filed by the Company on July 10, 1998 through a commercial filing agent. The Company filed an amendment to that Form 10 on October 20, 1998 which utilized the EDGAR filing system. The second filing was classified as a Form 10-KSB/A based upon discussions between the Company's counsel and the SEC's Edgar Division which indicated that, as the Company was a small business, the amendment should be made as a "KSB/A".

These instructions were erroneous and pursuant to the instructions of the SEC, as set forth in its letter dated
November 18, 1998, the Company has filed this amended Form 10-A.


CERTAIN EVENTS

The Company filed a Form 10 on July 10, 1998 however this Form 10 was prepared in June 1998 and approved for filing by the Company on June 18, 1998. The prepared Form 10 was forwarded to a commercial filing agent which, after two unsuccessful attempts to file the Form 10, ultimately effectuated the filing on July 10th.

The Company nevertheless on July 8, 1998 was introduced to Automotive Facilities Corporation ("AFC") for the purpose of discussing a potential merger transaction. The Company did not have discussions with its New York counsel regarding this matter and was unaware that such an event required disclosure in the Form 10 which it had approved for filing on June 18, 1998. Nevertheless, on July 14, 1998, after preliminary discussions with AFC, the Company entered into a Letter of Intent with AFC for the purpose of further discussing the terms of a potential merger transaction. The Letter of Intent was non-binding. The Company also entered into a Letter of Engagement on July 29, 1998 with First London Securities Corporation ("First London") to act as its financial advisor and to furnish Investment Banking Services to the Company. Subsequently, the Company filed a Form 15(c)2-11 with the NASD to obtain a trading symbol and obtain permission to make a market in the Company's stock. Approval of the Form 15(c)2-11 is still pending and there are no guarantees that such approval will be granted or that there will be a market in the Company's stock.

The SEC on September 9, 1998 issued a first round of comments regarding the Company's Form 10 filing. In response to those comments, the Company disclosed its discussions with AFC and its Letter of Engagement with First London. The Company also extended the original Letter of Intent with AFC and held off filing its amendment to the Form 10 until that extension was obtained.

As set forth in the Letter of Intent with AFC, the parties agreed that no definitive acquisition agreement would be entered until the Company had a market made in the Company's common stock. While AFC was attracted to the strengths of the Company's management, AFC required a merger candidate to be a reporting company to satisfy its intentions. However, AFC was not satisfied that the Company had not satisfactorily passed the no comment stage with the SEC after the filing of the initial Form 10.

The second Letter of Intent has expired and no extension has been executed. AFC has indicated that it is not interested in pursuing a merger transaction with the Company because the Company cannot satisfy the needs of AFC to be a fully reporting company with a trading symbol.

The Company and AFC are no longer discussing any potential merger or business acquisition and it is not likely that any new letter of intent will be entered into between the parties. The Company has learned that AFC is seeking to negotiate transactions with other entities and will not be conducting any discussions further with the Company. The Company will not be consummating any merger or business acquisition with AFC or enter into any new letter of intent with AFC.

The Company is not aware of any news articles, press releases, wire release, etc., which may have appeared in the last six months concerning the Company, its business or services.

There is no trading activity in the Company's common stock.  The
Company has filed a Form 15(c)2-11 which has yet to be approved by the NASD.

Item 2.  FINANCIAL INFORMATION

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Medic Media, Inc.

We have audited the accompanying balance sheet of Medic Media, Inc., as of April 30, 1998 and the related statements of income, cash flows and stockholders' equity for the year then ended. These financial statements are the responsibility of the
Company's management.   Our responsibility is to express an
opinion on these financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medic Media, Inc., as of April 30, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed, in Note 3 to the financial statements, the Company has losses from operations and a net capital deficiency, which raise substantial doubt about its ability to continue as a gong concern. Management's plans regarding those matters also are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Peter J. Repetti
New York, New York
June 11, 1998

[CAPTION]
                           MEDIC MEDIA, INC.
                            BALANCE SHEET
                       As of April 30, 1998


                                     APRIL 30, 1998
                                   ___________________
ASSETS

Current Assets
  Cash                                $    0
Other Current Assets                       0
                                     -------------
Total Current Assets                  $    0

  Other Assets                             0
                                     -------------
Total Assets                          $    0
                                     =============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
  Accounts Payable                    $    0
  Accrued Expenses                    12,450
                                     -------------
Total Current Liabilities            $12,450

Other Liabilities                          0
                                     -------------
Total Liabilities                    $12,450

Shareholders' Equity
Common Stock, $.001 par value,
Authorized 25,000,000 shares;
Issued and Outstanding
10,000,000 shares                    $10,000

Additional Paid In Capital             9,000

Deficit Accumulated During
the Development Stage                (31,450)
                                     -------------

Total Shareholders' Equity           (12,450)
                                     -------------

Total Liabilities and
Shareholders' Equity                 $     0
                                     =============

The accompanying notes are an integral part of these financial statement

[CAPTION]
                           MEDIC MEDIA, INC.
                           INCOME STATEMENT
                   For the Year ended April 30, 1998

                              For the Year            From
                                 Ended             Inception To
                              April 30, 1998      April 30, 1998
                  -----------------------------------------------
TOTAL REVENUES                $     0             $      0
                             --------------      -------------

OPERATING EXPENSES:
  Accounting                    2,400                2,400
  Legal                        10,000               10,000
  Filing Fee                       50                   50
  Other Start Up Cost               0               19,000
                             --------------      -------------
  Net Loss                    (12,450)             (31,450)
                             --------------      -------------
  Loss Per Share              (0.001245)           (0.032817)
                             --------------      -------------

WEIGHTED AVERAGE NUMBER
OF SHARES OUTSTANDING          10,000,000           9,958,333
                             --------------      -------------

[CAPTION]
                            MEDIC MEDIA, INC.
                        STATEMENT OF CASH FLOWS
                 For the Year ended April 30, 1998

                              For the Year            From
                                 Ended             Inception To
                              April 30, 1998      April 30, 1998
                        -----------------------------------------
CASH FLOWS FROM OPERATING
   ACTIVITIES

Net Loss                      $  (12,450)         $  (31,450)
                             --------------      ---------------
Adjustments to reconcile
Net Loss to net cash used
in operating Activities:
Changes in Assets and
Liabilities Increase in
Accounts Payable and
Accrued Expenses                  12,450              12,450
                             --------------      ---------------
Total Adjustment                  12,450              12,450
                             --------------      ---------------
Net Cash used in
Operating Activities                   0             (19,000)
                             --------------      ---------------

CASH FLOWS FROM FINANCING
   ACTIVITIES:

Proceeds from Insurance of
Common Stock                           0             (19,000)
                             --------------      ---------------
Net Cash Provided by
    Financing                          0                   0
Net Change in Cash                     0                   0
                             --------------      ---------------
Cash at Beginning of Period            0                   0

Cash at End of Period              $   0               $   0
                             --------------      ---------------

Supplemental Disclosure
of Cash Flow Information

Cash Paid During the Period for
  Interest Expense                 $   0              $   0
                             --------------      ---------------
Corporate Taxes                        0                  0
                             --------------      ---------------

The accompanying notes are an integral part of these financial statement.

                             MEDIC MEDIA, INC.
                      SHAREHOLDERS' EQUITY STATEMENT
                    For the Year ended April 30, 1998

                    Common Stock Issued    Total          Acc.
Shareholder's
                   Shares     Par Value  Paid Capital   Deficit
    Equity

-----------------------------------------------------------------
--
Issuance of
9,000,000 shares
Nov. 18, 1996        9,000,000     $9,000     $   0        $   0
     $9,000

Issuance of
1,000,000 shares
Dec. 29, 1998        1,000,000      1,000     9,000            0
     10,000

Net Loss for the
Period from
Inception to
Apr. 30, 1997                0          0         0       19,000
          0

Balance
May 1, 1997         10,000,000    $10,000    $9,000      (19,000)
          0

Net Loss for
the Year Ended
Apr. 30, 1998                0          0         0      (12,450)
     (2,450)


--------------------------------------------------------------
Balance
Apr. 30, 1998       10,000,000    $10,000    $9,000     $(31,450)
   ($12,450)


The accompanying notes are an integral part of these financial statement

[CAPTION]
                         MEDIC MEDIA, INC.
                   NOTES TO FINANCIAL STATEMENTS
                          April 30, 1998

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

A. DESCRIPTION OF COMPANY: Medic Media, Inc., ("the Company") is a for-profit corporation incorporated under the laws of the State of Delaware on November 18, 1996. The Company has one wholly owned subsidiary, Medic Media, incorporated in the United Kingdom. Medic Media Inc.'s principle objective is to locate and consummate a merger or acquisition with a private entity.

B. BASIS OF PRESENTATION: Financial statements are prepared on the accrual basis of accounting. Accordingly, revenue is recognized when earned and expenses when incurred.

C. CASH AND CASH EQUIVALENTS: For purposes of the statements of cash flows, the Company considers all short-term investments with maturity of three months or less to be cash equivalents.

D. USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from these estimates. Significant estimates in the financial statements include the assumption that the Company will continue as a going concern. See Note 3.

NOTE 2 - USE OF OFFICE SPACE

The company uses 1,000 square feet of space for its executive offices at 11 Waterloo Place, London, UK which it receives from one of its shareholders at no cost.

NOTE 3 - LIQUIDITY

The Company's viability as a going concern is dependent upon raising additional capital, and ultimately, having net income. The Company established its office in London, UK on November 18, 1996 when it began the initial development of its business plan. The Company's limited operating history, including its losses and no revenues, primarily reflect the operations of its early stage.

As a result, the Company had from time of inception to April 30, 1996 no revenue and a net loss from operations of $31,450. As of April 30, 1996, the Company had a net capital deficiency of $12,450.

The Company may require additional capital principally to meet its costs for the implementation of its business plan, for general and administrative expenses and to fund costs associated with its acquisition of a merger candidate. It is not anticipated that the Company will be able to meet its financial obligations through internal net revenue in the foreseeable future. Medic Media Inc., does not have a working capital line of credit with any financial institution. Therefore, future sources of liquidity will be limited to the Company's ability to obtain additional debt or equity funding. The Company anticipates that its existing capital resources will enable it to maintain its current implemented operations for at least 12 months.

Item 3.  DESCRIPTION OF PROPERTY

The company's administrative offices are located at 590 Madison
Avenue, New York, New York 10022 which are the offices of a major shareholder and are utilized free of charge. The Company does not own or control any material property.


Item 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
         OWNERS AND MANAGEMENT

The following table sets forth the information, to the best knowledge of the Company as of April 30, 1998, with respect to each person known by the Company to own beneficially more than 5% of the Company's outstanding common stock, each director of the Company and all directors and officers of the Company as a group.


Name and Address of        Amount and Nature of        Percent of
Beneficial                 Beneficial Ownership          Class

Melchrisea Holdings Ltd.          2,400,000               24%
25 Turnbulls Lane
Gibraltar

Technology Finance Ltd.           3,950,000             39.5%
Trafalgar House
11 Waterloo Place
London


Mr. Linden Boyne and his family, collectively, control 609,155 shares of the Company's outstanding common stock and also own ten (10%) percent of the common stock of Technology Finance Ltd., which is 395,300 of the total issued and outstanding shares of Technology Finance Ltd. Mr. Basil Parker and his family, collectively, control 608,755 shares of the Company's outstanding common stock and also own ten (10%) percent of the common stock of Technology Finance Ltd., which is 395,300 of the total issued and outstanding shares of Technology Finance Ltd.

Both of the Company's majority shareholders, Melchrisea Holdings Ltd., and Technology Finance Ltd., are investment companies. Mr. Boyne owns ten (10%) percent of the common stock of Technology Finance Ltd., which is 395,300 of the total issued and outstanding shares of Technology Finance Ltd. Mr. Parker also owns ten (10%) percent of the common stock of Technology Finance Ltd., which is 395,300 of the total issued and outstanding shares of Technology Finance Ltd. Melchrisea Holdings Ltd., is also a majority shareholder in Technology Finance Ltd.


Item 5.  DIRECTORS AND EXECUTIVE OFFICERS

Name               Age   Position Held            Family Relation

Basil R. Parker     48   President and Director         None
Linden J.H. Boyne   54   Secretary-Treasurer
                         and Director                   None

All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors.

Both Basil R. Parker, the current Company President and Director, and Linden J. H. Boyne, the current Company Secretary-Treasurer and Director, will be engaged in the operations of the Company and their efforts will be materials to the Company's success. They oversee the Company's search in locating potential business opportunities and targeting an entity to undertake a merger transaction. Additionally, they report to the shareholders regarding their progress and are open to receiving input from the majority shareholders, Melchrisea Holdings Ltd., and Technology Finance Ltd.

Messrs. Boyne and Parker have worked together for twenty-five years, maintain excellent contacts in the United Kingdom business community and have run various businesses. The largest which they have run is the NSS Newsagents, a national chain in the United Kingdom which maintains over 500 stores in the United Kingdom. Mr. Parker has been President and director of the Company since June 23, 1998. For the past seven years, he has worked for Rosegold Ltd. Shopfittes and is currently Managing Director of the company. Mr. Boyne has been Secretary-Treasurer and director of the Company since 1998. Since 1991 he has been Secretary of a number of companies principally Rosegold Ltd. Shopfittes.

Prior to their departure, the former management introduced the current management with whom they had a business acquaintance, specifically Messrs. Linden Boyne and Basil Parker, to the shareholders and recommended them to take over the management of the Company which they did. Current management advised that the Company's best course would be to seek a merger with, or acquisition of, another entity.

There are no agreements or understandings for any officer or director to resign at the request of another person and there are no officers or directors at this time, or in the foreseeable future, acting on behalf of or at the direction of any other person.

To the knowledge of management, during the past five years, no present or former director or executive officer of the Company:
(1) filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or present of such a person, or any partnership in which he was a general partner at or within two yeas before the time of such filing, or any corporation or business association of which he was an executive officer within two years before the time of such filing; (2) was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director of any investment company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodity laws; (4) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activity; (5) was found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law and the judgment in subsequently reversed, suspended or vacate; (6) was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.


Item 6.  EXECUTIVE COMPENSATION

SUMMARY

The Company has not had a bonus, profit sharing, or deferred compensation plan for the benefit of its employees, officers or directors. The Company has not paid any salaries or other compensation to its officers, directors or employees for the year ended April 30, 1998, nor at any of its officers, directors or any other persons and no such agreements are anticipated in the immediate future. It is intended that the Company's directors will forego any compensation until such time as an acquisition or merger can be accomplished and will strive to have the business opportunity provide remuneration. As of the date hereof, no person has accrued any compensation form the Company.

The payment of compensation to the directors of the Company by any target company will not be a criteria of consideration for any merger.

COMPENSATION TABLE: None; no form of compensation was paid to any officer or director at any time during the last two fiscal years.

CASH COMPENSATION: There was no cash compensation paid to any director or executive officer of the Company during the two fiscal years ended April 30, 1998.

BONUSES AND DEFERRED COMPENSATION: None

COMPENSATION PURSUANT TO PLANS: None

PENSION TABLE: None

OTHER COMPENSATION: None

COMPENSATION OF DIRECTORS: None

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENT:
There are no compensatory plans or arrangements of any kind, including payments to be received from the Company, with respect to any person which would in any way result in payments to any such person because of his or her resignation, retirement, or other termination of such person's employment with the Company or its subsidiaries, or any change in control of the Company, or a change in the person's responsibilities following a change in control of the Company.

Item 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH
          MANAGEMENT AND OTHERS

To the best of Management's knowledge, during the fiscal year ended December 31, 1996 and 1997, there was no material transactions, or series of similar transactions, since the beginning the Company's last fiscal year, or any currently proposed transaction, or series of similar transactions, to which the Company was or is to be a party, in which the amount involved exceeds $60,000, and in which any director or executive officer, or any security holder who is known by the Company's common stock, or any member of the immediate family of any of the foregoing persons, has an interest. Technology Finance Ltd., has advanced funds to pay for attorney's fees and accounting fees for the preparation of the Form 10, and will continue to advance such funds as needed for future reporting and compliance, for which it will be reimbursed by the Company. These shareholder advances totaled nil in the fiscal year ended April 30, 1997 and $23,850 since that date.

Technology Finance has placed a cap of $50,000.00 on the amount of funds which it will advance to the Company. There is a written memorandum agreement that Technology Finance will receive repayment of such funds upon the consummation of a merger or acquisition by the Company. Technology Finance has advanced such funds with the expectation that the infusion of capital into the Company will enhance its growth potential and subsequent realization of profit which will be realized by the Company's shareholders.

Technology Finance Ltd., is a shareholder of the Company, owning 39.5% of the outstanding common stock of the Company. Technology Finance has advanced funds to the Company to pay for its statutory filing costs, attorney's fees and accounting fees and will continue to advance such funds as needed for future reporting and compliance. The maximum amount of funds Technology Finance will advance is $50,000. To date, Technology Finance has advanced $23,850 to the Company. The Company will repay this advancement of funds upon the consummation of a merger or acquisition by the Company. This agreement has been memorialized in writing pursuant to a written agreement between the Company and Technology Finance which has been attached to this filing as an Exhibit 10. Technology Finance has advanced these funds with the expectation that the infusion of capital into the Company will enhance its growth potential and subsequent realization of profit which will be realized by the Company's shareholders.

The Company will consider the repayment of the funds advanced by Technology Finance as a criteria in selecting a target company to consummate a merger or business acquisition. The reason for including repayment of the funds as a criteria is that the Company wishes to consummate a merger or business transaction which will be able to repay the debt owed to Technology Finance. If a target company cannot repay this debt, then it will not be part of any merger or business acquisition with the Company.

The reference to the fiscal year ended April 30, 1996 in the previous filing under this section was purely an oversight and no funds were advanced to the Company at that time. The reference to the fiscal year ended April 30, 1997 in the previous filing under this section was included for informational purposes to inform readers that no funds were advanced to the Company from its inception during that period.

The date of the advancement of funds by Technology Finance to the Company was January 5, 1998 as set forth in a written agreement between the Company and Technology Finance which has been attached to this filing as an Exhibit 10. Technology Finance has advanced funds to the Company to pay for its statutory filing costs, attorney's fees and accounting fees and will continue to advance such funds as needed for future reporting and compliance. Technology Finance has advanced these funds with the expectation that the infusion of capital into the Company will enhance its growth potential and subsequent realization of profit which will be realized by the Company's shareholders.

The Company entered into a Letter of Engagement on July 29, 1998 with First London Securities Corporation ("First London") to act as its financial advisor and to furnish Investment Banking Services to the Company. The fee to be paid to First London is $5,000.00. A copy of that Letter of Engagement has been attached to this filing as an Exhibit 10. The Company's objective in retaining First London is to develop contacts and relationships within the investment community. The Company has not previously utilized any other financial advisors or consultants. The Company will utilize the services of First London as a market maker once there is a market in the Company's stock and the company has cleared the no comment stage with the SEC and becomes a fully reporting company. There can be no assurance however that the company will clear the no comment stage and that there will be a market in the Company's stock. At this point, there is no market for the Company's stock and therefore First London is not rendering any services on behalf of the Company. However, the Company has filed a Form 15(c)2-11 with the NASD to obtain a trading symbol and obtain permission to make a market in the Company's stock. Approval of the Form 15(c)2-11 is still pending and there are no guarantees that such approval will be granted or that there will be a market in the Company's stock. Once, and if, approval is granted, First London will render its services under the Letter of Engagement and begin to create a market for the Company's common stock.

The Company will consider the payment of the fee to First London as a criteria in selecting a target company to consummate a merger or business acquisition. The reason for including repayment of First London's fee as a criteria is that the Company wishes to consummate a merger or business transaction which will be able to pay this fee in order for a market to be made in the Company's stock. If a target company cannot pay this debt, then it will not be part of any merger or business acquisition with the Company. Additionally, the Company may utilize an advancement of funds from its agreement with Technology Finance to pay the fee to First London.

The Company has no recent operating history and no representation is made, nor is any intended, that the Company will be able to carry on future business activities successfully. Further, there can be no assurance that the Company will have the ability to acquire or merge with an operating business, develop sustaining business opportunities or acquire property that will be of material value to the Company. In the opinion of management, inflation has not and will not have a material affect on the operations of the Company as it does not currently have any significant assets, debt or income.


CERTAIN BUSINESS RELATIONSHIPS

During the fiscal years ended April 30, 1997 and 1998, there were no material transactions between the Company and its management.

INDEBTEDNESS OF MANAGEMENT

To the best of Management's knowledge, during the fiscal years ended April 30, 1996 and 1997, there were no material transactions, or series of similar transactions since the beginning of the last fiscal years, or any currently proposed transactions, or series of similar transactions, to which the Company was or is to be a party, in which the amount involved exceeds $60,000, and in which any director or executive officer, or any security holder who is known by the Company to own of record or beneficially more than 5% of any class of the Company's common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

TRANSACTIONS WITH PROMOTERS

To the best knowledge of management, no such transactions exist.


Item 8.  LEGAL PROCEEDINGS

No legal proceedings are pending at this time.


Item 9.  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company is not aware of any quotations for its common stock now or at any time within the past two years.

The Company has entered into an agreement with First London Securities Corporation for the development of relationships with the investment community and to also develop a trading market in the Company's common stock. First London has filed a Form 15(c)2-11 with the NASD which is still pending. There are no assurances however that the company's filing will be approved nor that there will exist a market for the Company's common stock.

The company has 142 shareholders and the representation in its original Form 10 was erroneously misstated. The company obtained 142 shareholders as follows: There were 13 shareholders who purchased shares of the Company as part of its Regulation D 504 Offering. Those shareholders are identified in the shareholders' register attached hereto as an Exhibit 99. Portions of those shares were sold to other individuals and entities bringing to 23 the total number of shareholders resulting from the Regulation D 504 Offering. Those shareholders are also identified in the shareholders' register attached hereto as an Exhibit 99.

There has never been a trading market in the Company's securities, including OTCBB or NASDAQ.

On June 23, 1997, Technology Finance Ltd., acquired 9,000,000 shares during the restructuring of the Company from the Company's original promoters who, because of inactivity in the company, elected to pursue other options and did not want to continue to promote the Company. At the time of the acquisition, the Company had no assets and minimal liabilities related to its administrative costs and expenses. Technology Finance paid no monetary consideration to acquire the 9,000,000 shares however assumed the responsibilities and liabilities of the Company related to this acquisition. Technology Finance acquired control of the Company and is considered to be the issuer under this transaction. The registration of these securities were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The transaction met the requirements of the Section 4(2) exemption as Technology Finance was an investment company able to understand and assume the risks of investment, the offering of these securities involved a direct contact with the offeree, rather than a general solicitation or general advertising, Technology Finance possessed access to information regarding the company and the securities, and there was no immediate distribution of the securities by the initial purchasers. As a result of the foregoing, this transaction was exempt from registration in accordance with the Section 4(2) exemption.

On January 5, 1998, Technology Finance distributed 5,050,000 shares to its 118 shareholders as part of a stock dividend on a pro-rata basis according to the shareholders' holding percentage in Technology finance. Those shareholders are also identified in the shareholders' register previously attached as an Exhibit 99. These shares were restricted as legended 144 stock because the transfer was deemed to be to an affiliate. The shareholders who acquired the 5,050,000 shares, and who have been identified in the shareholder's list attached to the filing as an Exhibit, were not issuers, underwriters or dealers as defined in the 1933 Act and therefore were exempt from the provisions of Section 5 which require registration. The shareholders who acquired the 5,050,000 shares were sophisticated investors, who possessed business experience, knowledge of the financial markets and capable of evaluating the risks and benefit of an investment. Additionally, the shareholders who acquired the 5,050,000 shares were deemed affiliates of Technology Finance therefore entitled to the exemption from registration under Section 4(1) of the 1933 Act and, alternatively, also Section 4(1-1/2) of the 1933 Act.

There were no officers, directors, principal shareholders or affiliates of First London who purchased any of the shares in the Regulation D 504 Offering.

SIGNATURES

In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf of the Registrant and in the capacities and on the dates indicated:

Dated: January 29, 1999

/s/ Medic Media Inc.
    (Registrant)
By: B.R. Parker
    President and Director,
    Chief Executive Officer